MakeMusic, Inc.
Quarter and Nine-Month Results as of September 30, 2009

FOR IMMEDIATE RELEASE
Contact:
Karen L. VanDerBosch
Chief Financial Officer
MakeMusic, Inc.
(952) 906-3690
kvanderbosch@makemusic.com
MAKEMUSIC, INC. ANNOUNCES THIRD QUARTER 2009 RESULTS
6% Increase in YTD Total Revenue Compared to Prior Year
25% Increase in Total SmartMusic Subscriptions Compared to Prior Year
Minneapolis — November 4, 2009 — MakeMusic, Inc. (NASDAQ: MMUS) today announced financial results for the three and nine months ended September 30, 2009. Net revenues for the three and nine months ended September 30, 2009 were $4,346,000 and $11,661,000, a 9% decrease and 6% increase, respectively, compared to $4,765,000 and $10,988,000 for the same periods last year. The company also announced for the three and nine months ended September 30, 2009 a net income of $579,000 and $343,000, or $0.12 per diluted share and $0.07 per diluted share, respectively. These results represent a decrease from the reported net income of $971,000, or $0.20 per diluted share, for the three months ended September 30, 2008 and an increase over the net income of $11,000, or $0.00 per diluted share, for the nine months ended September 30, 2008.
The decrease in net revenue during the third quarter was attributable to the earlier release of Finale® 2010 in the second quarter of June 2009, which shifted notation revenue from the third quarter to the second quarter of 2009. In 2008 and in prior years, the Finale upgrade was released in the third quarter. Notation revenue was $2,687,000 for the three months ended September 30, 2009, a 20% decrease from notation revenue of $3,361,000 during the same period in 2008. However, notation revenue for the nine months ended September 30, 2009 was $7,507,000, which was comparable to notation revenue of $7,542,000 during the nine months ended September 30, 2008.
SmartMusic® subscriptions increased to 122,577 as of September 30, 2009, a 25% increase over the September 30, 2008 subscription count of 98,119. As a result of the increased base of subscriptions, SmartMusic subscription revenue continues to represent an increasing share of the company’s revenue and was $988,000 for the three months ended September 30, 2009, a 29% increase over subscription revenue

MakeMusic, Inc.
Quarter and Nine-Month Results as of September 30, 2009

of $766,000 during the same period in 2008. Subscription revenue was $2,840,000 for the nine months ended September 30, 2009, a 28% increase over subscription revenue of $2,216,000 during the same period in 2008.
The following table illustrates the net new SmartMusic subscription data for the nine months ended September 30, 2009:

					Net New
					Subscriptions 9
12/31/2008	New	Renewed	Subscriptions	9/30/2009	months ended
Subscriptions	Subscriptions	Subscriptions	Ended	Subscriptions	9/30/2009
106,584	40,321	53,176	77,504	122,577	15,993
Renewed subscriptions are defined as those subscriptions that customers purchase within the two-month period after their prior subscription ended. Because of changes to the start of school from year to year as well as fluctuations in the date that music teachers implement their curriculum, subscribers may have a delay of up to two months in renewing their subscriptions.
Total SmartMusic educator accounts were 9,003 as of September 30, 2009, a 2% decrease compared to 9,165 educator accounts as of September 30, 2008. The number of educators who had issued a SmartMusic assignment increased 42% from 827 as of September 30, 2008 to 1,178 as of September 30, 2009. The number of SmartMusic Gradebook™ teachers, defined as teachers who deliver and manage SmartMusic student assignments to 50 students or more, was 453 as of September 30, 2009 and the average number of student subscriptions per Gradebook teacher was 54. As of September 30, 2008, the company reported 247 Gradebook teachers and an average number of student subscriptions per teacher of 46. The Gradebook teacher growth reflects an 83% annual increase. The number of SmartMusic site licenses totaled 236 as of September 30, 2009 compared to 178 a year ago. Finally, along with the release of SmartMusic 2010, the company released 322 new SmartMusic large ensemble band, jazz ensemble and orchestra titles with pre-authored assignments in the third quarter of 2009. This results in a total of 499 new titles since the beginning of the year.
Gross profit for the three months ended September 30, 2009 decreased by $422,000, to $3,617,000, compared to the three months ended September 30, 2008 and improved by $588,000, to $9,901,000, for the nine months ended September 30, 2009 compared to the same period in 2008. The decrease in gross profit for the three months ended September 30, 2009 is primarily due to the decrease in notation revenue during the quarter. The increase in gross profit for the nine months ended September 30, 2009 is primarily

MakeMusic, Inc.
Quarter and Nine-Month Results as of September 30, 2009

due to the increase in revenues, partially offset by higher software development amortization as a result of the expanded repertoire added to SmartMusic since July 1, 2008.
Operating expenses for the three months ended September 30, 2009 decreased by $24,000, to $3,058,000, primarily due to decreased marketing costs as a result of the timing of the Finale 2010 release compared to the prior year. Operating expenses increased by $262,000, to $9,608,000, for the nine months ended September 30, 2009 compared to the same period in 2008. These planned increases, primarily in development, were the result of increased personnel and contract labor costs to achieve numerous product development goals. General and administrative expenses also increased due to prior year sales tax expense which had not previously been collected from our customers in certain states.
Total cash increased by $938,000, to $7,530,000, during the first nine months of 2009. The increase in cash for the first nine months of the year is primarily due to the increased net income and the increased number of SmartMusic subscriptions, which increases the company’s deferred revenue. During the first nine months of 2009, cash of $635,000 was used in investing activities, primarily to expand SmartMusic repertoire. By comparison, during the first nine months of 2008, $1,707,000 was used in investing activities.
CEO Ron Raup commented on third quarter results, “As we had anticipated, notation revenue during the third quarter was lower when compared to the third quarter of 2008. This is the result of our successful efforts to release our annual Finale upgrade in the second quarter rather than the third quarter as we have in the past. Notation revenue for the first nine months of 2009 has held steady compared to the first nine months of 2008.
“Because of the early Finale upgrade release, our development teams were subsequently able to release PrintMusic® 2010, SongWriter® 2010, and SmartMusic 2010 all in the third quarter. These releases benefit our back-to-school efforts, as well as lay important groundwork for holiday season sales for our notation products.
“We continue to see growth in SmartMusic subscriptions and are focusing on a higher level of strategic initiatives to ensure continued subscription sales momentum. We have expanded our social media efforts and general web presence and in September, hired Diane Hummon as our Senior Vice President of Marketing. In addition, we engaged an interactive design firm to assist our efforts in improving the SmartMusic user interface. Our objective is to make the SmartMusic experience more intuitive, engaging,

MakeMusic, Inc.
Quarter and Nine-Month Results as of September 30, 2009

rewarding and social. Towards this end, in the fourth quarter the company will release a series of fun repertoire titles allowing students to use our software in performing as the ‘star’, with recognizable titles, music on-screen and great-sounding professional accompaniment.”
The company will be hosting a conference call today, November 4, 2009 at 3:30 p.m. CST to discuss these results. Participants should call 877-840-1316 and reference Conference ID Number 36213094. A replay of the conference call will be available through November 14, 2009. To access this replay, please dial 800-642-1687 or 706-645-9291.
About MakeMusic, Inc.
MakeMusic®, Inc., a Minnesota corporation, is a world leader in music technology whose mission is to develop and market solutions that transform how music is composed, taught, learned and performed. For more than 20 years, Finale® has been the industry standard in music notation software. It has transformed the process by which composers, arrangers, musicians, teachers, students and publishers create, edit, audition, print and publish musical scores. Additionally, MakeMusic is the creator of SmartMusic®, the complete practice tool for band, orchestra and voice and SmartMusic GradebookTM, the web-based student grading and records management system. Further information about the company can be found at www.makemusic.com.
Cautionary Statements
Certain statements found in this release may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Our forward-looking statements in this release relate to our expectations for notation sales and SmartMusic subscription growth, our focus on strategic marketing initiatives, our efforts in improving the SmartMusic user interface and new title releases. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for MakeMusic include, but are not limited to, the success of our product development efforts, the impact of emerging and existing competitors, our ability to hire and retain key personnel and effective sales agents, our ability to successfully implement our marketing and sales strategies, errors in management estimates with respect to the seasonality of our business, fluctuations in general economic conditions including changes in discretionary spending, and those risks described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release. We do not intend to update publicly or revise any forward-looking statements.
Financial Tables Follow:

MakeMusic, Inc.
Condensed Statements of Operations
(In thousands of U.S. dollars, except share and per share data)
(Unaudited)

	3 Months		9 Months
	Ended September 30,		Ended September 30,
	2009	2008	2009	2008

Notation revenue	$2,687	$3,361	$7,507	$7,542
SmartMusic revenue	1,385	1,133	3,592	2,874
Other revenue	274	271	562	572

NET REVENUE	4,346	4,765	11,661	10,988

COST OF REVENUES	729	726	1,760	1,675

GROSS PROFIT	3,617	4,039	9,901	9,313

OPERATING EXPENSES:
Development expenses	1,220	1,182	3,728	3,466
Selling and marketing expenses	1,024	1,225	3,174	3,365
General and administrative expenses	814	675	2,706	2,515

Total operating expenses	3,058	3,082	9,608	9,346

INCOME (LOSS) FROM OPERATIONS	559	957	293	(33)

Other, net	23	14	55	50

Net income before income tax	582	971	348	17

Income tax expense	3	0	5	6

Net Income	$579	$971	$343	$11

Income per common share:
Basic	$0.12	$0.21	$0.07	$0.00
Diluted	$0.12	$0.20	$0.07	$0.00

Weighted average common shares outstanding:
Basic	4,698,562	4,634,768	4,668,497	4,615,655
Diluted	4,794,315	4,939,271	4,766,535	4,983,017

MakeMusic, Inc.
Condensed Balance Sheets
(In thousands of U.S. dollars, except share data)

	September 30,	December 31,
	2009	2008
Assets	(Unaudited)

Current assets:
Cash and cash equivalents	$7,530	$6,592
Accounts receivable (net of allowance of $31 and $44 in 2009 and 2008, respectively)	1,277	1,397
Inventories	571	465
Prepaid expenses and other current assets	338	293

Total current assets	9,716	8,747

Property and equipment, net	614	673
Capitalized software products, net	2,674	2,631
Goodwill	3,630	3,630
Other non-current assets	7	10

Total assets	$16,641	$15,691

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of capital lease obligations	$60	$56
Accounts payable	561	373
Accrued compensation	1,231	1,170
Other accrued liabilities	209	272
Post contract support	146	146
Reserve for product returns	320	382
Current portion of deferred rent	31	30
Deferred revenue	2,561	2,336

Total current liabilities	5,119	4,765

Capital lease obligations, net of current portion	46	76
Deferred rent, net of current portion	16	39

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares — 10,000,000
Issued and outstanding shares — 4,708,599 and 4,635,529 in 2009 and 2008, respectively	47	46
Additional paid-in capital	66,021	65,716
Accumulated deficit	(54,608)	(54,951)

Total shareholders’ equity	11,460	10,811

Total liabilities and shareholders’ equity	$16,641	$15,691

MakeMusic, Inc.
Condensed Statements of Cash Flows
(In thousands of U.S. dollars)
(Unaudited)

	9 Months
	Ended September 30,
	2009	2008

Cash flows from operating activities
Net income	$343	$11
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	702	631
Gain on disposal of assets	(7)	—
Stock based compensation	242	318
Net changes in assets and liabilities:
Accounts receivable	120	(30)
Inventories	(106)	(163)
Prepaid expenses and other current assets	(45)	(101)
Accounts payable	166	174
Accrued liabilities and product returns	(108)	(49)
Deferred revenue	225	361

Net cash provided by operating activities	1,532	1,152

Cash flows from investing activities
Purchases of property and equipment	(196)	(328)
Proceeds from disposal of property and equipment	9	—
Capitalized development and other intangibles	(448)	(1,379)

Net cash used in investing activities	(635)	(1,707)

Cash flows from financing activities
Proceeds from stock options and warrants exercised	86	299
Payments on capital leases	(45)	(42)

Net cash provided by financing activities	41	257

Net increase (decrease) in cash and cash equivalents	938	(298)
Cash and cash equivalents, beginning of period	6,592	6,041

Cash and cash equivalents, end of period	$7,530	$5,743

Supplemental disclosure of cash flow information
Interest paid	$8	$11
Income taxes paid	5	0
Other non-cash investment and financing activities
Equipment acquired under capital lease	19	0
Equipment addition included in accounts payable	22	0
Accrued liabilities associated with shares repurchased	22	0
####